JOHN HANCOCK CAPITAL SERIES
on behalf of John Hancock Classic Value Fund (the “Fund”)
AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT
On March 11, 2008, the Board of Trustees of John Hancock Classic Value Fund (the “Fund”) voted to amend the Fund’s Sub-Investment Management Contract dated November 8, 2002 (the “Contract”) in order to permit the Sub-Advisor to place portfolio transactions for the Fund through the Sub-Advisor’s own trading desk. Accordingly, it is hereby agreed that, effective April 1, 2008, Contract sub-Sections 1 (f) and
1 (i)* are hereby deleted and replaced, with the following:
     1. (f) subject to the supervision of the Adviser, maintain all books and records relating to the Sub-Adviser’s responsibilities with respect to the Fund’s securities transactions required by the 1940 Act, and preserve such records for the periods prescribed therefor by the 1940 Act (the Sub-Adviser agrees that such records are the property of the Trust and copies will be surrendered to the Trust promptly upon request therefor); in this regard, the Fund and the Adviser acknowledge that the Sub-Adviser shall have primary responsibility for the maintenance of trading related records required by the 1940 Act since, in accordance with Section 1(i) hereof, all trades will be processed by and through the Sub-Adviser’s trading desk;
          (i) select brokers and dealers to effect all transactions subject to the following conditions: The Sub-Adviser will place all necessary orders with brokers, dealers, or issuers and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees and described in the Fund’s registration statement, as amended. The Sub-Adviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer if the Sub-Adviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Sub-Adviser’s overall responsibilities with respect to accounts managed by the Sub-Adviser. The Sub-Adviser may use for the benefit of the Sub-Adviser’s other clients, or make available to companies affiliated with the Sub-Adviser or to its directors for the benefit of its clients, any such brokerage and research services that the Sub-Adviser obtains from brokers or dealers.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

*	All sub-sections of paragraph 1, Investment Services, are preceded by the phrase: “The Sub-Adviser will, at its own expense:”. This introductory phrase is not affected by this amendment.

Executed this 26th day of March, 2008

JOHN HANCOCK CAPITAL SERIES on behalf of John Hancock Classic Value Fund
By:	/s/ Keith F. Hartstein
	Name:	Keith F. Hartstein
	Title:	President and Chief Executive Officer

JOHN HANCOCK ADVISERS, LLC
By:	/s/ Jeffrey Long
	Name:	Jeffrey Long
	Title:	Chief Financial Officer

PZENA INVESTMENT MANAGEMENT, LLC
By:	/s/ William L. Lipsey
	Name:	William L. Lipsey
	Title:	Managing Principal